Exhibit 99.1

UNITED RETAIL GROUP ANNOUNCES RESTATEMENT OF
BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

— Statements of Operations to Remain Unchanged —

Rochelle Park, New Jersey, December 14, 2004 – United Retail Group, Inc. (NASDAQ-NMS:“URGI”) today announced that it intends to file a restatement of its balance sheets and statements of cash flows for prior periods to reflect a change in the manner in which it accounts for store lease construction allowances and other concessions from landlords of retail stores leased by the Company. This revised accounting treatment is not expected to have any effect on the Company’s previously reported statements of operations. Accordingly, (i) the Company’s balance sheets at February 1, 2003 and January 31, 2004 and subsequent interim balance sheets, as well as interim balance sheets within the year ended January 31, 2004, and (ii) the Company’s statements of cash flows for the fiscal years ended January 31, 2002, February 1, 2003 and January 31, 2004 and for subsequent interim periods, as well as for interim periods within the year ended January 31, 2004 will be restated.

The Company has filed a Form 12b-25 notification with the SEC and intends to file its Form 10-Q for the quarter ended October 30, 2004 on or before December 20, 2004. It will reflect the revised accounting policies described below that are the subject of the historical restatements.

Historically, the Company followed the practice of netting the unamortized portion of construction allowances and other lease concessions against fixed assets on the Company’s balance sheets rather than presenting them as a deferred credit. Additionally, the Company’s statements of cash flows have reflected the receipt of construction allowances and incentives as a reduction of capital expenditures (within “investing” cash flows), rather than as an operating lease activity (within “operating” cash flows).

The Company, in consultation with and with the concurrence of its independent registered public accounting firm, is changing the manner in which it accounts for construction allowances and other lease concessions to provide for, pursuant to Statement of Financial Accounting Standards No. 13 and FASB Technical Bulletin No. 88-1, the establishment of a deferred credit on the balance sheets for the unamortized portion of construction allowances and other lease concessions, rather than netting these amounts against fixed assets. Further, the Company will present construction allowances received within “operating” activities on the statements of cash flows.

This change will have no effect on the Company’s liquidity or day to day operations and is not expected to affect operating results.

Based on a preliminary analysis, the Company currently estimates that the effect on the Company’s January 31, 2004 balance sheet will be to increase fixed assets in the amount of $15.0 million and establish a corresponding deferred rent liability. The Company further anticipates based on its preliminary analysis, that the effect on the Company’s February 1, 2003 balance sheet will be a similar adjustment in the amount of $17.0 million.

Further, based on a preliminary analysis, the Company currently estimates that the impact on the Company’s cash flow statements will be to increase both operating cash flows and capital expenditures (within investing “cash flows”) by the same amounts. Based upon its preliminary analysis, the Company currently estimates that these adjustments will be $0.8 million for the fiscal year ended January 31, 2004, $2.7 million for the fiscal year ended February 1, 2003 and $4.9 million for the fiscal year ended January 31, 2002.

The Company will file amendments containing the restatements described above as soon as practicable. The reporting periods affected and the impact on these periods may change as further information becomes available.

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This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the precise timing, impact and extent of the Company’s restatement of its balance sheets and statements of cash flows for fiscal years 2002 and 2003, and the exact timing of the filing of such financial statements. Actual balance sheets and statements of cash flows could differ materially from those projected in the forward-looking statements as a result of a number of factors, including the independent auditor’s final determination of the Company’s financials for fiscal years 2002 and 2003, and the first and second quarters of fiscal year 2004; the possibility that the auditor and/or Company may identify other instances that require restatement under applicable SEC rules and determinations; review and final determinations by the Securities and Exchange Commission; and other such factors as are set forth in the Company’s filings with the SEC. The forward-looking statements in this release are made as of December 14, 2004 and the Company is under no obligation to revise or update these forward-looking statements.

Contact:	George R. Remeta Vice Chairman and Chief Administrative Officer United Retail Group, Inc. (201) 909-2110	Investor Relations/Press: Cara O'Brien/Lila Sharifian Financial Dynamics (212) 850-5600